EXHIBIT 10.16

October 28, 2003

By Hand Delivery

Dr. Robert I. Rudko
PLC Medical Systems, Inc.

10 Forge Park

Franklin, MA 02038

Dear Bob:

Following our negotiations with you and your attorney, this letter agreement contains the terms, as of October 28, 2003, of your continued employment with PLC Medical Systems, Inc., a subsidiary of PLC Systems, Inc., (the “Company”).

1.             Title and Position.  You shall continue to serve on a full-time basis as Chief Technical Officer of the Company, reporting to the Company’s Chief Executive Officer.  If you request to serve on a less than full-time basis or to take a leave of absence, the Company reserves the right within its sole discretion to determine whether to permit such an arrangement, and, if so, to determine the conditions of such an arrangement.

2.             Base Salary.  Your base salary will continue to be at the rate of $7,403.85 per bi-weekly pay period (annualized rate of $192,500), and shall be subject to any and all applicable taxes and withholdings.  Such base salary may be adjusted from time to time in accordance with regular business practices and in the sole discretion of the Company; provided, however, that such base salary shall not be adjusted downward unless the base salaries of a majority of the Company’s Key Executives (for purposes of this letter agreement, the term “Key Executives” means the Company’s Vice Presidents, Senior Vice Presidents and its Chief Executive Officer) are adjusted downward contemporaneously, in which case any such downward adjustment shall be in the same proportion as the downward adjustments of such other Key Executives.

3.             Bonuses.

(a)  Retention Bonus.  The Company will pay you a retention bonus of $150,000, less all applicable taxes and withholdings (the “Retention Bonus”), in three equal installments on each of October 1, 2004, October 1, 2005, and October 1, 2006; provided, however, that you will only be eligible to receive any scheduled installment of the Retention Bonus if you are actively employed by the Company on the scheduled date of payment.  Within ten days of your receipt of each Retention Bonus installment from the Company, you shall repay the Company a portion of the loans originally made to you in October 1991 and March 1992 (total original principal balance of $55,070; balance as of June 30, 2003, $92,832, including principal and interest) (the “Loan”), as follows: (1) within ten days of receiving the first Retention Bonus installment, you shall repay the Company for one-third of the then outstanding Loan balance, including principal and interest; (2) within ten days of receiving the second Retention Bonus installment, you shall repay the Company for one-half of the then outstanding Loan balance, including principal and interest; and (3) within ten days of receiving the third Retention Bonus installment, you shall repay the Company for the full remaining outstanding Loan balance, including principal and interest.

(b)  Discretionary Bonus.  From time to time, beginning in calendar year 2004, you may be eligible for an additional bonus pursuant to the terms of any discretionary bonus programs that the Company may establish and make available to Company Vice Presidents (provided, however, that the term “Company Vice Presidents,” as used in this paragraph 3(b), does not include any of the Company’s Senior Vice Presidents).  The amount and timing of such bonus, if any, shall be determined by the Company in its sole discretion.  If the Company awards any discretionary bonus to Company Vice Presidents for calendar year 2003, you will be eligible to receive one-sixth of the full amount of any discretionary bonus you would have received had you been employed under the terms of this letter agreement for the full calendar year 2003.

4.             Fringe Benefits.  You will be eligible to receive such benefits as are generally provided to other employees in accordance with Company policy as then in effect from time to time.  The Company retains the right to change, add or cease a particular benefit at any time; provided, however, that the Company shall not change or cease your benefits unless the benefits of a majority of the Company’s Key Executives are changed or ceased contemporaneously, except if any change or cessation to a particular benefit(s) is due to a change in your eligibility for such benefit(s).  Present benefits include five weeks of paid flexible time off, accrued on a monthly basis (to be taken at mutually satisfactory times), medical, dental, short and long term disability and life insurance benefits, participation in the Company’s 401(k) plan, and the car allowance available to Company Vice Presidents.

5.             Stock Options.  In connection with your continued employment, subject to approval of the Company’s Board of Directors at the first Board meeting following your execution of this letter agreement, you will be granted an option to purchase 45,000 shares of Company Common Stock.  The option will vest at the rate of one-third of the total number on each of the three anniversary dates following the date of the grant.  This grant is conditioned upon your execution of this letter agreement and will be subject to your execution and compliance with all terms of the Company’s standard incentive stock option agreement and to all terms of the Company’s 1995 Stock Option Plan.  The purchase price of each option share shall be the fair market value on the date of the grant.

6.             No Guarantee of Employment / Employment at Will.  Nothing in this letter agreement, including without limitation the provisions of paragraph 3(a) above relating to the Retention Bonus, shall be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at will, under which both you and the Company remain free to end the employment relationship, for any reason, at any time, with or without cause or notice.  Similarly, except as explicitly set forth herein, nothing in this letter agreement shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

7.             Severance Benefits.

(a)           For each of the forty-eight months following your execution of this letter agreement that you remain employed by the Company on a full-time basis, the Company will allocate $8,020, less all applicable taxes and withholdings, towards the total potential severance pay (the “Potential Severance Pay”) for which you will be eligible, subject to and in accordance with the provisions of paragraph 7(b) hereof, upon the termination of your employment with the Company for any reason other than by the Company for Cause (as defined below), provided that, following your termination from employment with the Company, you have timely signed a severance agreement and release of claims drafted by the Company.  If you work for the Company on a less than full-time basis at any time during your employment, or if you take a leave of absence from the Company for any reason, but the Company continues to pay your base salary as if you continued to work on a full-time basis during such period, the Company’s allocation towards the Potential Severance Pay will be reduced proportionally to account for your reduced work schedule or absence.  Further, if you work for the Company on a less than full time basis at any time during your employment, or if you take a leave of absence from the Company for any reason, and the Company reduces your base salary in proportion to your reduced schedule during such period, the Company will allocate towards the Potential Severance Pay the amount it would have allocated had you worked full-time during such period.

(b)           If your employment is terminated by you or the Company for any reason other than by the Company for Cause on or after the date four years following your execution of this letter agreement (the “Fourth Anniversary Date”), you will receive as severance pay the gross amount previously allocated by the Company towards the Potential Severance Pay.  If your employment is terminated prior to the Fourth Anniversary Date, either by the Company without Cause or by you for Good Reason (as defined below), you will receive as severance pay all amounts previously allocated by the Company towards the Potential Severance Pay, plus the amount that would have been allocated between the date your employment is terminated and the Fourth Anniversary Date had you remained employed by the Company during such period.  If you choose to terminate your employment prior to the Fourth Anniversary Date for any reason other than Good Reason, you will receive as severance pay only the amount previously allocated by the Company towards the Potential Severance Pay.  You will not be eligible to receive any severance pay if your employment is terminated at any time by the Company for Cause.

(c)           Should the Company terminate your employment on or before October 1, 2006 other than for Cause, and provided that: (i) you immediately resign from any Company offices or directorships you may hold at the time of termination; (ii) you have fulfilled all of your obligations under paragraph 3(a) above; and (iii) following your termination from employment with the Company, you have timely signed a severance agreement and release of claims drafted by the Company, the Company shall, in addition to any Potential Severance Pay for which you may be eligible under paragraph 7(b) hereof, pay you an extra severance payment according to the following schedule: $150,000 if you are terminated prior to October 1, 2004; $100,000 if you are terminated between October 2, 2004 and October 1, 2005; or $50,000 if you are terminated between October 2, 2005 and October 1, 2006.

(d)           Any severance pay described in this paragraph 7 shall be subject to all applicable taxes and withholdings, and shall never exceed $385,000 gross plus the applicable amount contemplated by paragraph 7(c) hereof.  Any severance pay that you may receive shall be paid in equal monthly installments over the twenty-four month period following the termination of your employment.  The Company shall have the right to set off against any severance pay that you may become eligible to receive under this paragraph 7 any amounts you borrowed from or may otherwise owe to the Company.

8.             Definitions.  As used in this letter agreement:

(a)           “Cause” means (i) a good faith finding by the Company that (x) you have failed to perform your reasonably assigned duties for the Company and have failed to remedy such failure within ten (10) days following written notice from the Company to you notifying you of such failure; and/or (y) you have engaged in dishonesty, gross negligence or misconduct; or (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony.

(b)           “Good Reason” means, following a “Change of Control” (as defined below), (i) a material diminution in your position, authority or responsibilities; (ii) a material reduction in your salary or benefits; or (iii) the relocation of your place of work such that the distance from your residence to your place of work is increased by more than one hundred (100) miles.

(c)           “Change of Control” means (i) the acquisition by a person, party or group of 50% or more of the outstanding capital stock of the Company, excluding acquisitions from the Company, (ii) the acquisition of the Company by means of a reorganization, merger, consolidation, recapitalization or asset sale, unless the owners of the capital stock of the Company before such transaction continue to own more than 50% of the capital stock of the acquiring or succeeding entity in substantially the same proportions, or (iii) a change, without Board approval, of a majority of the Board (whether occurring on one date or over time).

9.             Confidentiality, Inventions and Non-Competition.  As a condition of your continued employment, you will be required to execute, together with this letter agreement, the Noncompetition, Proprietary Information and Inventions Agreement enclosed herewith (the “Noncompetition Agreement”).

10.           Successors and Assigns.  This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

11.           Entire Agreement, Acknowledgements and Governing Law.  This letter agreement, together with the Noncompetition Agreement, constitutes the entire agreement regarding the terms and conditions of your continued employment with the Company.  You acknowledge that this letter agreement, together with the Noncompetition Agreement, supersedes any and all prior understandings, whether written or oral, relating to the terms of your employment, including without limitation the Amended Key Employee Agreement between you and PLC Systems, Inc. dated as of September 8, 1994 and amended as of August 1, 1996 (the “Amended Key Employee Agreement”), which the Company and you acknowledge is hereby terminated by mutual agreement.  You further acknowledge that no “Change in Control,” as that term is defined in

Exhibit A to the Amended Key Employee Agreement, occurred at any time, and that you are not entitled to receive any payment or benefit under the Amended Key Employee Agreement.  Notwithstanding any of the foregoing, however, you acknowledge and represent that nothing in this letter agreement is to be construed as releasing you from your obligation to repay, or modifying in any respect any term of, the Loan.  You represent and further acknowledge that, as of the date you execute this letter agreement, you have no claims of any kind or nature against the Company and/or any of its current or former officers, directors and/or employees arising out of or relating to your employment with the Company.  You further agree that any action, demand, claim or counterclaim concerning any aspect of your employment with or separation from the Company shall be governed by the laws of the Commonwealth of Massachusetts, without regard to conflicts of law principles.  This letter agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto.

If the terms of this letter agreement are acceptable to you, please sign and return the copy of this letter agreement enclosed for that purpose, as well as the enclosed Noncompetition Agreement, no later than October 28, 2003.  If you do not return both signed documents by October 28, 2003, the offer of continued employment under the terms set forth in this letter agreement will expire.

Sincerely,

PLC Medical Systems, Inc.

By:

 /s/ Edward H. Pendergast

Title:

 Chairman

The foregoing correctly sets forth the terms of my continued employment with PLC Medical Systems, Inc.  I am not relying on any representations other than as set out in the letter agreement above.  I have been given a reasonable amount of time to consider this letter agreement and to consult an attorney and/or advisor of my choosing.  I have carefully read this letter agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

/s/ Robert I. Rudko	Date: October 28, 2003
Dr. Robert I. Rudko